Exhibit 99.5

PHOTRONICS, INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(Unaudited)

	Three Months ended
	July 30,	April 30,	July 31,
	2023	2023	2022
Reconciliation of GAAP to Non-GAAP Non-operating (loss) Income:

GAAP Non-operating (loss) income, net	$(911)	$13,571	$3,641
FX (gain) loss	4,543	(10,718)	(3,862)
Non-GAAP Non-operating (loss) income, net	$3,632	$2,853	$(221)

Reconciliation of GAAP to Non-GAAP Income tax provision:

GAAP Income tax provision	$16,098	$21,343	$18,146
Estimated tax effects of FX (gain) loss	(1,193)	2,823	955
Non-GAAP Income tax provision	$17,291	$18,520	$17,191

Reconciliation of GAAP to Non-GAAP Noncontrolling interests:

GAAP Noncontrolling interests	$21,296	$19,344	$17,994
Estimated noncontrolling interest effects of above	1,328	901	527

Non-GAAP Noncontrolling interests	$19,968	$18,443	$17,467

Reconciliation of GAAP to Non-GAAP Net Income:

GAAP Net Income	$26,959	$39,929	$31,230
FX (gain) loss	4,543	(10,718)	(3,862)
Estimated tax effects of above	(1,193)	2,823	955
Estimated noncontrolling interest effects of above	1,328	901	527
Non-GAAP Net Income	$31,637	$32,935	$28,850

Weighted-average number of common shares outstanding - Diluted	61,974	61,507	61,299

Reconciliation of GAAP to Non-GAAP EPS:

GAAP diluted earnings per share	$0.44	$0.65	$0.51
Effects of the above adjustments	$0.07	$(0.11)	$(0.04)
Non-GAAP diluted earnings per share	$0.51	$0.54	$0.47